Exhibit 99.B10

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and to the use of our report dated March 25, 2015, with respect to the statutory-basis financial statements of John Hancock Life Insurance Company of New York, and our report dated March 27, 2015, with respect to the financial statements of John Hancock Life Insurance Company of New York Separate Account A, included in the Statement of Additional Information in Post-Effective Amendment No. 17 to the Registration Statement (Form N-4 No. 333-138846) and related Prospectus of John Hancock Life Insurance Company of New York Separate Account A.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 23, 2015